EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Fourth Quarter and Fiscal 2014 Results

HUNTINGTON BEACH, Calif., Feb. 18, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for fourth quarter and fiscal year 2014 ended on Tuesday, December 30, 2014.

Fourth Quarter 2014 Highlights Compared to Fourth Quarter 2013

  Total revenues increased 7.1% to $213.9 million
  Total restaurant operating weeks increased approximately 7.5%
  Comparable restaurant sales increased 1.2%
  Net income increased to $8.3 million from $0.5 million
  Diluted net income per share increased to $0.31 from $0.02

Fiscal 2014 Highlights Compared to Fiscal 2013

  Total revenues increased 9.1% to $845.6 million
  Total restaurant operating weeks increased approximately 11%
  Comparable restaurant sales declined 0.8%
  Net income increased 30.3% to $27.4 million
  Diluted net income per share increased 33.0% to $0.97
  Non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share were $29.2 million and $1.03, respectively, when excluding the $2.4 million of pre-tax expenses, or $0.06 diluted net income per share, related to the shareholder settlement agreement announced on April 22, 2014.

"BJ's strong fourth quarter financial results reflect our team's progress in reigniting comparable restaurant sales, refining our operating disciplines and menu offerings, launching a new higher return restaurant prototype, and continuing to execute on our long-term restaurant expansion plan," commented Greg Trojan, President and CEO. "The operating and financial momentum established in fiscal 2014 has positioned us for further growth and fiscal 2015 sales are off to a solid start."

Trojan added, "Fiscal 2014 fourth quarter comparable restaurants sales of 1.2% were positive for the second consecutive quarter as our new menu offerings and initiatives around food innovation, affordability, speed and hospitality continue to gain momentum with our guests. Our positive comparable restaurants sales coupled with our Project Q initiative to improve kitchen productivity and bottoms up approach to reducing operating and occupancy costs enabled us to leverage comparable restaurant sales and improve restaurant level margins by 330 basis points over last year to 18.4%. Our fourth quarter operating margins also benefited from our continuing leverage of corporate overhead as general and administrative expenses declined by 40 basis points to 5.8% of sales. Overall, our sales and operating initiatives are bearing success, restaurant and operating margins are headed in the right direction, guest traffic per square foot is solid and increasing, and our restaurant expansion plan is on track."

In the fiscal 2014 fourth quarter, BJ's opened three new restaurants in Fort Myers, Florida; Laurel, Maryland; and Richmond, Virginia. The Company plans to open at least 15 new restaurants in fiscal 2015 and has, to date, opened new restaurants in Nanuet, New York and Slidell, Louisiana, in the first quarter of fiscal 2015. With the exception of the Nanuet location, all of the restaurants opened in the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015 are the Company's new 7,400 square foot prototype. This new prototype has been well received by guests and costs approximately $4 million on a gross basis, which is approximately $1 million less than the prior prototype. Trojan further added, "With 158 restaurants open as of today and national capacity for at least 425 BJ's Restaurants, we see many years of continued growth and remain committed to achieving an approximate 10% increase in operating weeks through new restaurant openings."

The Company also announced that during the fourth quarter of fiscal 2014, it repurchased and retired approximately 0.8 million shares of its common stock for approximately $28.6 million. Since the first share repurchase authorization was approved in April 2014, the Company has repurchased and retired approximately 2.8 million shares for approximately $100 million. The Company has approximately $50 million remaining under its current $150 million share repurchase authorization. "With the significant progress we have made on our strategic initiatives to reignite sales and generate operating efficiencies, coupled with our strong operating cash flow and solid balance sheet, we believe BJ's is well positioned to enhance shareholder value by opportunistically returning capital to shareholders while simultaneously executing our national expansion," concluded Trojan.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2014 earnings release today, February 18, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 158 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations in addition to using independent third party craft brewers. The Company's restaurants are located in the states of Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 158 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2014		December 31, 2013		December 30, 2014		December 31, 2013
Revenues	$213,917	100.0%	$199,768	100.0%	$845,569	100.0%	$775,125	100.0%
Costs and expenses:
Cost of sales	54,853	25.6	50,499	25.3	212,979	25.2	191,891	24.8
Labor and benefits	74,154	34.7	72,344	36.2	298,703	35.3	273,458	35.3
Occupancy and operating	45,444	21.2	46,723	23.4	182,149	21.5	173,981	22.4
General and administrative	12,349	5.8	12,414	6.2	51,558	6.1	49,105	6.3
Depreciation and amortization	14,132	6.6	13,133	6.6	55,387	6.6	49,007	6.3
Restaurant opening	1,230	0.6	2,847	1.4	4,973	0.6	9,132	1.2
Loss on disposal of assets and impairments	839	0.3	3,231	1.7	1,963	0.2	3,879	0.5
Legal and other settlements	--		812	0.4	2,431	0.3	812	0.1
Total costs and expenses	203,001	94.9	202,003	101.1	810,143	95.8	751,265	96.9
Income (loss) from operations	10,916	5.1	(2,235)	(1.1)	35,426	4.2	23,860	3.1

Other income:
Interest (expense) income, net	(212)	(0.1)	17		(238)		133
Other income, net	305	0.1	281	0.1	1,135	0.1	1,019	0.1
Total other income	93		298	0.1	897	0.1	1,152	0.1
Income (loss) before income taxes	11,009	5.1	(1,937)	(1.0)	36,323	4.3	25,012	3.2

Income tax expense (benefit)	2,756	1.3	(2,441)	(1.2)	8,926	1.1	3,990	0.5

Net income	$8,253	3.9%	$ 504	0.3%	$27,397	3.2%	$21,022	2.7%

Net income per share:
Basic	$0.31		$0.02		$0.99		$0.75

Diluted	$0.31		$0.02		$0.97		$0.73

Weighted average number of shares outstanding:
Basic	26,261		28,254		27,710		28,194

Diluted	26,870		28,883		28,316		28,895

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	December 30, 2014 (unaudited)	December 31, 2013 (audited)
Cash, cash equivalents and marketable securities	$ 30,683	$ 32,786
Total assets	$ 647,083	$ 610,879
Total long-term debt, including current portion	$ 58,000	$ --
Shareholders' equity	$ 348,689	$ 401,436

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2014		December 31, 2013		December 30, 2014		December 31, 2013
Stock-based compensation (1)
Labor and benefits	$339	0.2%	$309	0.2%	$1,456	0.2%	$1,341	0.2%
General and administrative	731	0.3	778	0.4	3,167	0.4	3,077	0.4
Legal and other settlements	--	--	--	--	232	--	--	--
Total stock-based compensation	$1,070	0.5%	$1,087	0.6%	$4,855	0.6%	$4,418	0.6%

Operating Data
Comparable restaurant sales % change	1.2%		(2.7%)		(0.8%)		(1.1%)
Restaurants opened during period	3		6		11		17
Restaurants open at period-end	156		146		156		146
Restaurant operating weeks	2,015		1,875		7,832		7,066

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for fourth quarter and fiscal year 2014 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the fourth quarter of fiscal 2013, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share excludes the non-cash impairment charge for one of our restaurants, a Texas Alcoholic Beverage Commission settlement related to our beer model, the estimated cost to settle a California sales tax audit, employee severance charges and a favorable tax benefit.

For fiscal 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees and other expenses incurred in connection with the shareholder settlement agreement announced on April 22, 2014. For fiscal 2013, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude the non-cash impairment charge for one of our restaurants, the write-off of the remaining net book value of assets and other costs related to the closure and relocation of our smaller format restaurant in Eugene, Oregon, a Texas Alcoholic Beverage Commission settlement related to our beer model, the estimated cost to settle a California sales tax audit and employee severance charges.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Fourth Quarter Ended
	December 30, 2014			December 31, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$8,253	3.9%	$0.31	$ 504	0.3%	$0.02
Legal and other settlement costs	--	--	--	812	0.4	0.03
Loss on restaurant closure or impairment	--	--	--	3,124	1.6	0.11
Income tax benefit from lower rate (2)	--	--	--	(2,131)	(1.1)	(0.07)
Tax effect – legal and other settlements (3)	--	--	--	(130)	(0.1)	--
Tax effect -- loss on restaurant closure or impairment (3)	--	--	--	(500)	(0.3)	(0.02)
Non-GAAP adjusted net income & diluted net income per share	$8,253	3.9%	$0.31	$1,679	0.8%	$0.06

	Fiscal Year Ended
	December 30, 2014			December 31, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$27,397	3.2%	$0.97	$21,022	2.7%	$0.73
Shareholder settlement costs (1)	2,431	0.3	0.09	--	--	--
Legal and other settlement costs	--	--	--	812	0.1	0.03
Loss on restaurant closure or impairment	--	--	--	3,450	0.4	0.12
Tax effect -- shareholder settlement costs (3)	(598)	(0.1)	(0.02)	--	--	--
Tax effect -- legal and other settlements (3)	--	--	--	(130)	--	--
Tax effect -- loss on restaurant closure or impairment (3)	--	--	--	(552)	(0.1)	(0.02)
Non-GAAP adjusted net income & diluted net income per share	$29,230	3.5%	$1.03	$24,602	3.2%	$0.85

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The Company received a $2.4 million tax benefit in the fourth quarter of fiscal 2013. The tax benefit has been adjusted to equal the Company's annual effective tax rate of 16.0% for fourth quarter presentation purposes only.

(3) The tax effect is based on the Company's annual estimated effective tax rate of 24.6% for the fourth quarter and fiscal year of 2014, and 16.0% for the fourth quarter and fiscal year of 2013.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400